Exhibit 99.2
FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common shares of beneficial interest (“Common Shares”) will bear, directly or indirectly. Other expenses are estimated and may vary. Actual expenses may be greater or less than shown.

	Class S Shares	Class D Shares	Class I Shares
Shareholder transaction expenses (fees paid directly from your investment)
Maximum sales load(1)	—%	—%	—%
Maximum Early Repurchase Deduction(2)	2.0%	2.0%	2.0%
	Class S Shares	Class D Shares	Class I Shares
Annual expenses (as a percentage of net assets attributable to our Common Shares)(3)
Base management fees(4)	1.25%	1.25%	1.25%
Incentive fees(5)	—%	—%	—%
Shareholder servicing and/or distribution fees(6)	0.85%	0.25%	—%
Interest payment on borrowed funds(7)	10.50%	10.50%	10.50%
Other expenses(8)	0.90%	0.90%	0.90%
Total annual expenses	13.50%	12.90%	12.65%

(1) Neither Golub Capital Private Credit Fund (the “Fund”) nor Arete Wealth Management, LLC (the “Managing Dealer”) will charge an upfront sales load with respect to Class S shares, Class D shares or Class I shares; however, if you buy Class S shares or Class D shares through certain financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that selling agents limit such charges to a 1.5% cap on the net offering price for Class D shares and a 3.5% cap on the net offering price for Class S shares. Selling agents will not charge such fees on Class I shares. Please consult your selling agent for additional information.

(2) Under our share repurchase program, to the extent we offer to repurchase shares in any particular quarter, we expect to repurchase shares pursuant to tender offers on or around the last business day of the first month of such quarter using a purchase price equal to the net asset value (“NAV’) per share as of the last calendar day of the prior quarter (the “Valuation Date”). Shareholders should keep in mind that if they tender Common Shares in a tender offer with a Valuation Date that is within the 12 month period following the initial issue date of their tendered Common Shares, such Common Shares will be subject to an “early repurchase deduction” of 2% of the aggregate NAV of the Common Shares repurchased (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder; in the event that a shareholder’s shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance; or due to trade or operational error. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining shareholders.

(3) Weighted average net assets employed as the denominator for expense ratio computation is $650 million. This estimate is based on the assumption that we sell $650 million of our Common Shares in the initial 12-month period of this offering. Actual net assets will depend on the number of shares we actually sell, realized gains/losses, unrealized appreciation/depreciation and share repurchase activity, if any.

(4) The base management fee paid to GC Advisors LLC (the “Investment Adviser”) is calculated at an annual rate of 1.25% of the value of our net assets as of the beginning of the first calendar day of the applicable quarter adjusted for share issuances and repurchases. For purposes of the investment advisory agreement between us and the

Investment Adviser (the “Investment Advisory Agreement”), net assets means our total assets less liabilities determined on a consolidated basis in accordance with generally accepted accounting principles in the United States (“GAAP”).

(5) We may have capital gains and investment income that could result in the payment of an incentive fee in the first year of investment operations. The incentive fees, if any, are divided into two parts:

•The first part of the incentive fee is based on income, whereby we will pay the Investment Adviser quarterly in arrears 12.5% of our Pre-Incentive Fee Net Investment Income Returns (as defined in the Fund’s currently effective prospectus (the “Prospectus”)) for each calendar quarter, as adjusted for share issuances and repurchases, subject to a 5.0% annualized hurdle rate, with a catch-up.
•The second part of the incentive fee is based on realized capital gains, whereby we will pay the Investment Adviser at the end of each calendar year in arrears 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains.

As we cannot predict whether we will meet the necessary performance targets, we have assumed no incentive fee for this chart. Once fully invested, we expect the incentive fees we pay to increase to the extent we earn greater income or generate capital gains through our investments in portfolio companies. If we achieved an annualized total return of 5% for each quarter made up entirely of net investment income, no incentive fees would be payable to the Investment Adviser because the hurdle rate was not exceeded. If instead we achieved a total return of 5% in a calendar year made up of entirely realized capital gains net of all realized capital losses and unrealized capital depreciation, an incentive fee equal to 0.63% of our net assets would be payable. See “Investment Advisory Agreement and Administration Agreement” in the Prospectus for more information concerning the incentive fees.

(6) Subject to FINRA limitations on underwriting compensation, we will also pay the following shareholder servicing and/or distribution fees to the Managing Dealer on a monthly basis: (a) for Class S shares, a shareholder servicing and/or distribution fee equal to 0.85% per annum of the aggregate NAV for the Class S shares and (b) for Class D shares only, a shareholder servicing and/or distribution fee equal to 0.25% per annum of the aggregate NAV for the Class D shares. The distribution and servicing expenses borne by the participating brokers may be different from and substantially less than the amount of shareholder servicing and/or distribution fees charged. All or a portion of the shareholder servicing and/or distribution fee may be used to pay for sub-transfer agency, sub-accounting and certain other administrative services. The Fund also may pay for these sub-transfer agency, sub-accounting and certain other administrative services outside of the shareholder servicing and/or distribution fees and its distribution and servicing plan. No shareholder servicing and/or distribution fees will be paid with respect to the Class I shares. In addition, as set forth in and pursuant to the managing dealer agreement, we will pay the Managing Dealer certain fees for its services as Managing Dealer, which will be borne indirectly by all shareholders of the Fund. See “Plan of Distribution-Underwriting Compensation” in the Prospectus. Such additional amounts are reflected in “Other Expenses.” The total amount that will be paid over time for underwriting compensation depends on the average length of time for which shares remain outstanding, the term over which such amount is measured and the performance of our investments. We will cease paying the shareholder servicing and/or distribution fee on the Class S shares and Class D shares on the earlier to occur of the following: (i) a listing of Class I shares, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including the shareholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering. In addition, consistent with the exemptive relief the Fund has applied for that would allow us to offer multiple classes of shares, at the end of the month in which the Managing Dealer in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and shareholder servicing and/or distribution fees paid with respect to the shares held in a shareholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such shares (or a lower limit as determined by the Managing Dealer or the applicable selling agent), we will cease paying the shareholder servicing and/or distribution fee on the Class S shares and Class D shares in such shareholder’s account. Compensation paid with respect to the shares in a shareholder’s account will be allocated among each share such that the compensation paid with respect to each individual share will not exceed 10% of the offering price of such share. We may modify this requirement in a manner that is consistent with applicable exemptive relief. At the end of such month, the Class S shares or Class D shares in such shareholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S or Class D shares. See “Plan of Distribution” and “Estimated Use of Proceeds” in the Prospectus. The total underwriting compensation and total organization and offering expenses will not exceed 10% and 15%, respectively, of the gross proceeds from this offering.

(7) We may borrow funds to make investments, including before we have fully invested the proceeds of this continuous offering. To the extent that we determine it is appropriate to borrow funds to make investments, the costs associated with such borrowing will be indirectly borne by shareholders. The figure in the table assumes that we borrow for investment purposes an amount equal to 125% of our weighted average net assets in the initial 12-month period of this offering, and that the average annual cost of borrowings, including the amortization of cost associated with obtaining borrowings and unused commitment fees, on the amount borrowed is currently estimated to be 8.40%, which was the annualized cost of funds for the period from June 8, 2023 (commencement of operations) to June 30, 2023 incurred on the senior credit facility GCP SG Warehouse 2022-1 (the “CLO Vehicle”) entered into on June 8, 2023 by and among the CLO Vehicle, as borrower, Société Générale, as administrative agent, the lenders and the subordinated noteholders party thereto, and Wilmington Trust, National Association as collateral agent, collateral administrator, custodian and collateral custodian. Our ability to incur leverage during the 12 months following the commencement of this offering depends, in large part, on the amount of money we are able to raise through the sale of shares registered in this offering and the availability of financing in the market.

(8) “Other expenses” include, but are not limited to, expenses relating to accounting, legal and auditing fees, reimbursement of expenses to our administrator, organization and offering expenses, underwriting compensation paid outside of the distribution and servicing fee described above and fees payable to our trustees, as discussed in “Plan of Operation” in the Prospectus. The amount presented in the table estimates the amounts we expect to pay during the initial 12-month period of this offering. We have entered into an Expense Support and Conditional Reimbursement Agreement with the Investment Adviser. The Investment Adviser may elect to pay certain of our expenses on our behalf, including organization and offering expenses, provided that no portion of the payment will be used to pay any interest expense or shareholder servicing and/or distribution fees of the Fund. Any Expense Payment that the Investment Adviser has committed to pay must be paid by the Investment Adviser to us in any combination of cash or other immediately available funds no later than 45 days after such commitment was made in writing, and/or offset against amounts due from us to the Investment Adviser or its affiliates. If the Investment Adviser elects to pay certain of our expenses, the Investment Adviser will be entitled to reimbursement of such expenses from us if Available Operating Funds exceed the cumulative distributions accrued to the Fund’s shareholders. See “Plan of Operations-Expenses-Expense Support and Conditional Reimbursement Agreement” in the Prospectus for additional information regarding the Expense Support Agreement. Because the Investment Adviser’s obligation to pay certain of our expenses is voluntary, the table above does not reflect the impact of any expense support from the Investment Adviser.

Example: We have provided an example of the projected dollar amount of total expenses that would be incurred over various periods with respect to a hypothetical $1,000 investment in each class of our Common Shares. In calculating the following expense amounts, we have assumed that: (1) our annual operating expenses and offering expenses remain at the levels set forth in the table above, except to reduce annual expenses upon completion of organization and offering expenses, (2) the annual return before fees and expenses is 5.0%, (3) the net return after payment of fees and expenses is distributed to shareholders and reinvested at NAV and (4) your financial intermediary does not directly charge you transaction or other fees.

Class S shares

Return Assumption	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return from net investment income:	$135	$372	$570	$935
Total expenses assuming a 5.0% annual return solely from net realized capital gains:	$141	$386	$589	$953

Class D shares

Return Assumption	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return from net investment income:	$129	$357	$551	$916
Total expenses assuming a 5.0% annual return solely from net realized capital gains:	$135	$372	$570	$936

Class I shares

Return Assumption	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return from net investment income:	$127	$351	$543	$907
Total expenses assuming a 5.0% annual return solely from net realized capital gains:	$133	$366	$563	$928

While the examples assume a 5.0% annual return on investment before fees and expenses, our performance will vary and may result in an annual return that is greater or less than this. These examples should not be considered a representation of your future expenses. If we achieve sufficient returns on our investments to trigger a quarterly incentive fee on income and/or if we achieve net realized capital gains in excess of 5.0%, both our returns to our shareholders and our expenses would be higher. See “Investment Advisory Agreement and Administration Agreement” in the Prospectus for information concerning incentive fees.